Exhibit 10.46

Tier I Agreement for Executives with Prior Severance Agreements

Two-Year Benefit

SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of the      day of                     , 2002 by and between Federal Mogul Corporation, a Michigan corporation (the “Company”), and                      (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive currently serves as a key employee of the Company and his services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or subsidiaries; and

WHEREAS, the Executive and the Company are, simultaneously with the execution of this Agreement, also entering into the Change in Control Employment Agreement (as defined below); and

WHEREAS, the Board (as defined below) has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement in order to secure the Executive’s continued services and to encourage the Executive’s full attention and dedication to the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” means (i) the Executive’s continued failure substantially to perform the Executive’s duties with the Company or one of its affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the Executive of such failure, (ii) the Executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, (iii) the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties with the Company or one of its affiliates, (iv) any act or omission involving moral turpitude which is reasonably likely to be injurious to the financial condition or business reputation of the Company or any of its affiliates (v) any other act or omission, including any act or omission involving dishonesty, which is injurious to the financial condition or business reputation of the Company or any of its affiliates or (vi) the Executive’s breach of the provisions of Section 13 of this Agreement. For purposes of this definition, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c) “Change in Control Employment Agreement” means the Amended and Restated Employment Agreement, dated as of the date hereof, between the Executive and the Company.

(d) “Company Welfare Plans” means the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs).

(e) “Date of Termination” means (i) if the Executive’s employment is terminated by the Company, the date of termination specified in the notice delivered by the Company to the Executive pursuant to Section 8(b), (ii) if the Executive’s employment is terminated by the Executive, the date of termination specified in the notice delivered by the Executive to the Company pursuant to Section 8(c) or (iii) if the Executive’s employment terminates for any other reason, the date on which the Executive’s employment terminates.

(f) “Extraordinary Transaction” means (i) any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation, (ii) any sale, assignment or other transfer of all or substantially all of the assets of the Company or (iii) any sale, assignment or other transfer (including by means of a “spin-off” transaction) of all or substantially all of the assets of the business unit, division or subsidiary of the Company to which the Executive is primarily assigned.

(g) “Payout Base Salary” means the Executive’s annual base salary on the Date of Termination; provided, however, that if the Executive’s annual base salary on the date hereof is higher than the Executive’s annual base salary on the Date of Termination and the Executive’s position has not been diminished between the date hereof and the Date of Termination, then the Payout Base Salary shall be equal to the Executive’s annual base salary on the date hereof.

(h) “Prior Severance Agreement” means the Severance Agreement, dated as of                     , 2002 between the Executive and the Company.

(i) “Qualifying Termination” means a termination by the Company of the Executive’s employment other than for Cause; provided, however, that a termination by the Company of the Executive’s employment other than for Cause that gives rise to an obligation of the Company to make any payments or provide any benefits under Section 6(a) of the Change in Control Employment Agreement shall not, for purposes of this Agreement, be a Qualifying Termination.

(j) “Target Bonus” means the Executive’s target bonus (expressed as a percentage of annual base salary) on the Date of Termination under the Company’s Management Incentive Plan, or any comparable target bonus under any successor plan; provided, however, that if the Executive’s Target Bonus on the Date of Termination is less than the Executive’s Target Bonus on the date hereof and the Executive’s position has not been diminished between the date hereof and the Date of Termination, then the Target Bonus shall be equal to the Executive’s Target Bonus on the date hereof.

(k) “Termination Period” means the period of time beginning on the date hereof and ending on September 18, 2004; provided, however, that commencing on September 18, 2003, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Termination Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Termination Period shall not be so extended.

2. Payments Upon Termination of Employment. If during the Termination Period the employment of the Executive shall terminate by reason of a Qualifying Termination, and the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability following such termination) executes a general release and noncompetition agreement substantially in the form of Exhibit A hereto (the “Release and Noncompetition Agreement”) within 60 days of the Date of Termination and has not revoked the Release and Noncompetition Agreement, then the Company shall provide to the Executive, as compensation for services rendered to the Company and in consideration of the general release set forth in Section 2 of the Release and Noncompetition Agreement and the covenants set forth in Section 3 of the Release and Noncompetition Agreement, the payments and benefits described in Section 2(a) and Section 2(b) hereof:

(a) The Company shall pay to the Executive by no later than the 30th day following the date on which the Company receives an executed copy of the Release and Noncompetition Agreement:

(i) a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 4) equal to the sum of (A) the Executive’s annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (B) the Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the termination of Executive’s employment occurs that are prior to the Date of Termination and the denominator of which is 365 or 366, as applicable and (C) any accrued vacation pay, to the extent not theretofore paid; plus

(ii) a lump-sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 4) in an amount equal to (A) two times the Executive’s Payout Base Salary, plus (B) two times the Executive’s Target Bonus; provided, however, that any amount paid pursuant to this Section 2(a)(ii) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.

(b) For a period of two years after the Date of Termination, provided that the Company receives an executed copy of the Release and Noncompetition Agreement, the Company shall continue to provide benefits to the Executive and/or the Executive’s family under the Company Welfare Plans equal to those which would have been provided to them in accordance with such Company Welfare Plans if the Executive’s employment had not been terminated; provided, however, that if any such Company Welfare Plan does not permit the Company to provide benefits to the Executive during such two-year period, or any portion thereof, following the Executive’s termination of employment, the Company shall, in lieu of providing such benefits as contemplated by this Section 2(b), provide the Executive with a cash payment equal to the incremental cost that the Company would have incurred to provide such benefits to the Executive and/or the Executive’s family pursuant to such Company Welfare Plan for such period, assuming the Executive’s employment had not been terminated; and provided further that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the comparable medical and other welfare benefits provided under the Company Welfare Plans shall be secondary to those provided under such other plan during such applicable period of eligibility.

(c) If during the Termination Period the employment of the Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability) within 30 days following the Date of Termination, a cash amount equal to the sum of (i) the Executive’s annual base salary from the Company through the Date of Termination, to the extent not theretofore paid, (ii) any accrued vacation pay, to the extent not theretofore paid, and (iii) in the event that the employment of the Executive shall have terminated by reason of the death or disability of the Executive, a sum equal to the Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 or 366, as applicable.

3. Reduction of Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any adjustment required under this Section 3) (in the aggregate, the “Total Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and if it is determined that (a) the amount remaining, after the Total Payments are reduced by an amount equal to all applicable federal and state taxes (computed at the highest applicable marginal rate), including the Excise Tax, is less than (b) the amount remaining, after taking into account all applicable federal and state taxes (computed at the highest applicable marginal rate), after payment or distribution to or for the benefit of the Executive of the maximum amount that may be paid or distributed to or for the benefit of the Executive without resulting in the imposition of the Excise Tax, then the payments due hereunder shall be reduced so that the Total Payments are One Dollar ($1) less than such maximum amount.

4. Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

5. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, then provided that the Executive substantially prevails in the resolution of such contest or dispute, Company shall reimburse the Executive for all reasonable legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute.

6. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries or affiliates.

7. Successors; Binding Agreement.

(a) Subject to Section 7(b) hereof, an Extraordinary Transaction, in and of itself, shall not constitute a termination of Executive’s employment for purposes of this Agreement and this Agreement shall not be terminated as a result of any Extraordinary Transaction. In the event of an Extraordinary Transaction, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which assets of the Company (or a business unit, division or subsidiary of the Company) are transferred.

(b) The Company agrees that concurrently with any Extraordinary Transaction that is consummated during the Termination Period, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Extraordinary Transaction shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated by reason of a Qualifying Termination during the Termination Period. For purposes of implementing the foregoing, the date on which any such Extraordinary Transaction becomes effective shall be deemed the Date of Termination.

(c) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

8. Notices. (a) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:

Attention: General Counsel

Federal-Mogul Corporation

26555 Northwestern Highway

Southfield, MI 48034

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered by hand or overnight courier, or three days after it has been mailed by registered or certified mail.

(a) If the Company terminates the Executive’s employment, the Company shall deliver a written notice to the Executive, which written notice shall (i) indicate whether or not the Company contends that the termination is for Cause, (ii) if the Company contends the termination is for Cause, set forth in reasonable detail the facts and circumstances supporting such contentions and (iii) specify the termination date. The failure by the Company to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in any proceedings arising hereunder.

(b) If the Executive terminates his employment, the Executive shall deliver a notice to the Company specifying the termination date (which date shall be not less than 15 days after the giving of such notice).

9. Full Settlement; Resolution of Disputes. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its affiliates. In addition, the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

10. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

11. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to principles of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

13. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

14. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement, the rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

15. Prior Severance Agreement. The Prior Severance Agreement is hereby terminated and of no further force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

FEDERAL MOGUL CORPORATION

By:
John J. Fannon
Chairman, Compensation Committee

EXECUTIVE

[Executive’s Name]

Exhibit A

GENERAL RELEASE AND NONCOMPETITION AGREEMENT

This General Release and Noncompetition Agreement (this “Release and Noncompetition Agreement”) is executed by             (the “Executive”) pursuant to the terms of a Severance Agreement (the “Agreement”) between the Executive and Federal Mogul Corporation, a Michigan corporation (the “Company”).

WHEREAS, the Executive’s employment with the Company and its subsidiaries (the “Company”) is terminating;

WHEREAS, the Executive has had 21 days to consider the form of this Release and Noncompetition Agreement;

WHEREAS, the Company advised the Executive in writing to consult with an attorney before signing this Release and Noncompetition Agreement;

WHEREAS, the Executive acknowledges that the benefits to be provided to the Executive under the Agreement are in consideration of, and are sufficient to support, the general release set forth in Section 2 of this Release and Noncompetition Agreement and the covenants set forth in Sections 3 of this Release and Noncompetition Agreement; and

WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in this Release and Noncompetition Agreement as material and that the Company is relying on such representations and covenants in paying amounts to the Executive pursuant to the Agreement.

THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1. Termination Benefits. The Executive’s employment with the Company shall terminate on             , and the Executive shall receive the termination benefits set forth in Section 2(a) and Section 2(b) of the Agreement in accordance with the terms and subject to the conditions thereof.

2. General Release. (a) The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees not to sue the Company or any division, subsidiary, affiliate or other related entity of the Company (whether or not such entity is wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, attorneys or shareholders of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release and Noncompetition Agreement, including, without limitation, all matters in any way related to the Executive’s employment by the Company or any of its affiliates, the terms and conditions thereof, any failure to promote the Executive and the termination or cessation of the Executive’s employment with the Company or any of its affiliates, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, each as may be amended from time to time, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release and Noncompetition Agreement shall apply to, or release the Company from, (i) any obligation of the Company contained in the Agreement or (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company. The consideration offered in the Agreement is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive. The Executive agrees that the Executive has no present or future right to employment with the Company or any of the other Released Parties.

(b) The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

3. Noncompetition. (a) General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive has become familiar with trade secrets and other confidential information concerning the Company and that the Executive’s services were of special, unique and extraordinary value to the Company.

(b) Noncompetition. The Executive agrees that during the period from the effective date of this Release and Noncompetition Agreement to the date that is one year after the effective date of this Release and Noncompetition Agreement, the Executive shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company as of the termination of the Executive’s employment in any geographic area in which the Company is then conducting such business.

(c) Exceptions. Nothing in this Section 3 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(d) Reformation. If, at any time of enforcement of this Section 3 a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Executive agrees that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 3.

4. Enforcement. (a) Repayment Obligations. In the event that any provision of Section 3 of this Release and Noncompetition Agreement is not performed in accordance with its terms or is otherwise breached (i) the Company’s obligations under Section 2(a) and Section 2(b) of the Agreement shall thereupon cease, and (ii) the Executive shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, the Executive and the Executive’s family pursuant to Section 2(a) and Section 2(b) of the Agreement.

(b) Other Rights and Remedies. The Executive acknowledges that the Company would be damaged irreparably in the event that any provision of Section 3 of this Release and Noncompetition Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Executive agrees that the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Michigan in any action by the Company to obtain injunctive or other relief contemplated by this Section 4.

5. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE AND NONCOMPETITION AGREEMENT, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE AND NONCOMPETITION AGREEMENT CAREFULLY, THAT THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE AND NONCOMPETITION AGREEMENT, THAT THE EXECUTIVE HAS BEEN ADVISED THAT THE EXECUTIVE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND NONCOMPETITION AGREEMENT AND THAT THE EXECUTIVE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF THE EXECUTIVE’S EXECUTION OF THIS RELEASE AND NONCOMPETITION AGREEMENT, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION.

6. The Agreement and this Release and Noncompetition Agreement constitute the entire understanding between the parties. The Executive has not relied on any oral statements that are not included in the Agreement or this Release and Noncompetition Agreement. The Executive acknowledges that the Prior Severance Agreement (as defined in the Agreement) has been terminated and is no longer in force.

7. If any provision of this Release and Noncompetition Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Release and Noncompetition Agreement shall be construed and enforced as if such provision had not been included.

8. This Release and Noncompetition Agreement shall be construed, interpreted and applied in accordance with the internal laws of the State of Michigan without regard to the principles of conflicts of laws.

Date:
[NAME]

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